EXHIBIT 11. COMPUTATION OF PER SHARE EARNINGS

     Average basic common shares outstanding and average common shares outstanding assuming dilution for the years ended March 31, 1999, 1998 and 1997 are computed as follows:


                                                                 1999              1998              1997
                                                                 ----              ----              ----

Average common shares - basic                                  5,714,113          5,690,680        5,527,973
Effect of dilutive stock options                                 151,510            148,257          176,604
                                                               ---------------------------------------------
Average common shares - diluted                                5,865,623          5,838,937        5,704,577
                                                               ---------------------------------------------


     All share data has been restated for all periods presented to give effect to the Company's merger with SCFC.

     Additionally, on May 23, 1996, SCFC declared a 5% stock dividend on its common stock, which was paid on June 30, 1996. The dividend was charged to retained earnings in the amount of $418,000 which was based on the closing price per share of common stock on the declaration date. Average shares outstanding and all per share amounts included in the accompanying consolidated financial statements and notes are based on the increased number of shares, giving retroactive effect to the stock dividend.



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